EXHIBIT 12.1

                              Congoleum Corporation
     Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in thousands)

                                                    2001        2000         1999         1998         1997
                                                 -----------------------------------------------------------

Earnings:
---------

Income from continuing operations                 ($1,640)    ($8,129)      $4,928       $9,853       $7,020
Income tax expense                                   (506)     (3,976)       2,719        5,663        4,035
Interest expense - gross                            8,629       8,624        8,629        7,690        7,620
Capitalized interest                                 (330)     (1,113)        (691)        (325)        (823)
Amortization of debt origination costs                386         386          386          461          560
Interest portion of rental expense (est.)           1,214         932        1,010          789          634
                                                 --------     -------     --------     --------     --------

Adjusted earnings                                  $7,753     ($3,276)     $16,981      $24,131      $19,046
                                                 ========     =======     ========     ========     ========

Fixed Charges :
---------------

Interest expense, net of capitalized interest      $8,299      $7,511       $7,938       $7,365       $6,797
Capitalized interest                                  330       1,113          691          325          823
Amortization of debt origination costs                386         386          386          461          560
Interest portion of rental expense (est.)           1,214         932        1,010          789          634
                                                 --------     -------     --------     --------     --------

Fixed Charges                                     $10,229      $9,942      $10,025       $8,940       $8,814
                                                 ========     =======     ========     ========     ========

Ratio of adjusted earnings to fixed charges           N/A(1)      N/A(2)       1.7x         2.7x         2.2x
                                                 ===========================================================

(1) Earnings were inadequate to cover fixed charges by $2,476.

(2) Earnings were inadequate to cover fixed charges by $13,218.